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                                                                   Exhibit 2.5


                                AMENDMENT NO. 1

                      AGREEMENT AND PLAN OF REORGANIZATION

          This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made and entered into as of February 9, 1999, by and among Legato Systems, Inc., a Delaware corporation ("Acquiror"), Hat Acquisition Corp., a Delaware corporation ("Merger Sub") and Qualix Group, Inc., a Delaware corporation ("Target"). Capitalized terms not otherwise defined in this Amendment have the meaning given them in that certain Agreement and Plan of Reorganization by and among Acquiror, Merger Sub and Target dated as of October 25, 1998 (the "Agreement").

          WHEREAS, pursuant to Section 7.4 of the Agreement, the Agreement may be amended only with the written consent of the boards of directors of Acquiror, Merger Sub and Target;

          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, Acquiror, Merger Sub and Target hereby agree as follows:

          1. Section 7.1(b) of the Agreement shall be amended and restated in its entirety to read as follows:

          "by either Target or Acquiror if the Merger shall not have been consummated by May 31, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of or resulted in the failure of the Merger to occur on or before such date); or"

          2. This Amendment shall be governed by and construed under the laws of the State of Delaware without regard to applicable principles of conflicts of law.

          3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4. This Amendment when executed by Acquiror, Merger Sub and Target as of the date hereof shall have been effected in accordance with Section 7.4 of the Agreement and accordingly shall be binding upon each party to the Agreement.

          5. The Agreement and this Amendment and the documents referred to therein and herein constitute the entire agreement between the parties hereto
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          IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this
Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


                                 QUALIX GROUP, INC.



                                 By: /s/ Richard G. Thau
                                     -------------------------------------
                                     Richard G. Thau
                                     President and Chief Executive Officer


                                 LEGATO SYSTEMS, INC.



                                 By: /s/ Stephen C. Wise
                                     -------------------------------------
                                     Stephen C. Wise
                                     Senior Vice President and Chief
                                     Executive Officer


                                 HAT ACQUISITION CORP.



                                 By: /s/ Stephen C. Wise
                                     -------------------------------------
                                     Stephen C. Wise
                                     Senior Vice President and Chief
                                     Executive Officer